Exhibit 99.1

CorMedix Inc. Finalizes First Middle East Neutrolin® Sales/Distribution Agreement in the Kingdom of Saudi Arabia

BRIDGEWATER, N.J., December 23, 2014 -- CorMedix Inc. (NYSE MKT: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiac, renal and infectious disease, announced today the first signed Middle East  sales/distribution agreement for lead product Neutrolin with distributor Arabian Trade House in the Kingdom of Saudi Arabia.

Saudi Arabia is the largest of the six Gulf Cooperation Council (GCC) countries made up of Bahrain, Kuwait, Oman, Qatar, Saudi Arabia and United Arab Emirates.  Saudi Arabia has approximately 13,000 patients on hemodialysis; with central venous catheter (CVC) usage rate are as high as 40 percent.  In Saudi Arabia, intensive care units (ICU), there are an estimated 1.6 million patients per year on catheters and an estimated 3,000 oncology patients with catheters.

CorMedix's Neutrolin is a novel formulation of taurolidine, citrate and heparin with1000 u/ml that provides a combination preventative solution, decreases the triple threat of infection, thrombosis, and biofilm to keep catheter's operating safely and efficiently by optimizing catheter blood flow while minimizing infections and biofilm formation.

“We are pleased to make Neutrolin available in Saudi Arabia to help the many patients with catheters in the dialysis setting who need new options for the prevention of infection and thrombosis,” said Randy Milby, CEO of CorMedix. “This agreement extends our commercial reach into the Middle East and is creating a new revenue stream for the company.”

About CorMedix Inc.

CorMedix Inc. is a commercial-stage pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac, renal and infectious diseases. CorMedix's first commercial product in Europe and in Saudi Arabia in the Middle East is Neutrolin®, a catheter lock solution for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients, in addition to oncology patients, critical care patients including neonates, and patients receiving total parenteral nutrition, IV hydration, and/or IV medications.  Please see the company's website at www.cormedix.com for additional information. Plans are in progress to continue to expand commercial distribution in the Middle East and to expand commercial distribution into the United States, Asia, South America and Africa upon appropriate regulatory approval.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: acceptance and end sales of Neutrolin in any market; obtaining any requested FDA designation for CorMedix’s product candidates; market acceptance of Neutrolin for any approved use; the cost, timing and results of  the planned Phase 3 trial for Neutrolin in the U.S.; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including marketing of Neutrolin® in countries other than Europe; the risks associated with the launch of Neutrolin® in new  markets; CorMedix's ability to enter into, execute upon and maintain collaborations with third parties for its development and marketing programs; CorMedix's ability to maintain its listing on the NYSE MKT; the risks and uncertainties associated with CorMedix's ability to manage its limited cash resources; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers, sales and marketing organizations, and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contact:

Randy Milby

(908) 517-9489